COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	Oct. 31, 2011

Cooper Tire & Rubber Company
Reports Third Quarter Results

•	Record third quarter net sales of over $1 billion, an increase of 19 percent
•	Operating profit of $47 million, or 4.5 percent of net sales
•	Earnings per share (attributable to Cooper Tire) of 27 cents

Findlay, Ohio, Oct. 31, 2011 - Cooper Tire & Rubber Company (NYSE:CTB) today reported net income from continuing operations attributable to Cooper Tire of $17 million for the quarter ended Sept. 30, 2011, a decrease of $28 million from the same period in 2010.  Net sales were $1.05 billion, an increase of $171 million, or 19 percent, from the prior year and a record for any quarter. Operating profit was $47 million for the quarter, a decrease of $20 million from the prior year same quarter. The Company reported net income of 27 cents per share from continuing operations on a diluted basis compared with 71 cents in the third quarter of 2010.

Due to the fact that the Company has a valuation allowance against its U.S. deferred tax assets, the tax provision for the quarter was impacted by $8.9 million of additional expense because of the timing of credits and deductions.  These items are expected to be largely offset with the anticipated fourth quarter release of the majority of the U.S. valuation allowance.

Sales volumes in both the North American and International segments were higher than the prior year same period, which improved profits by $5 million.  Improved price and mix of $158 million during the quarter was more than offset by $194 million of higher raw material costs.  Also improving profit were $12 million of reduced selling, general and administrative costs, including lower incentive-related expenses, and $5 million of lower restructuring costs.  Higher manufacturing costs decreased results by $6 million as the Company curtailed production to balance inventory levels and projected demand, while manufacturing a more premium mix of products.

Cash and cash equivalents of $91 million at Sept. 30, 2011, decreased $256 from Sept. 30, 2010.  Cash and cash equivalents at Dec. 31, 2010, were $413 million.  During the first quarter of 2011, the Company invested $134 million to increase ownership levels and support future growth at affiliated operations in China and Mexico.   Working capital increases during the first nine months of 2011 reflected both higher finished goods unit inventory levels, which increased 28 percent from Dec. 31, 2010, and the higher costs of raw materials.  Typically, inventory is built during the first half of the year for sale during the second half of the year. We believe that our inventory levels are generally in line with current demand trends, and will adjust production going forward as necessary to maintain an appropriate availability of tires.

For the nine months ended Sept. 30, 2011, the Company reported net sales of $2.88 billion, an increase of $440 million, or 18 percent from the same period of 2010.  The Company reported net income of 71 cents per share from continuing operations on a diluted basis for the nine months ended Sept. 30, 2011, compared with $1.21 for the same period of 2010.

The Company has posted a summary presentation of information related to the quarter on its website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx

North America Tire Operations

North America Tire Operations achieved net sales of $765 million during the third quarter, up 18 percent from 2010 net sales of $648 million.  The increased sales were the result of both higher unit sales and stronger price and mix.  Unit sales for the North American segment increased 1.3 percent compared with the prior year third quarter.  Cooper's total light vehicle shipments in the United States increased by 1.1 percent, compared with total industry shipment increases of 0.2 percent as reported by the Rubber Manufacturers Association.

Broadline and value tire lines, where the Company has a substantial presence, were relatively weaker than other product lines for the industry and the Company.  The Company was able to offset this through better performance than the industry in ultra-high performance, light truck and SUV tires, resulting in a volume increase better than the industry. Commercial tire shipments of the Roadmaster brand, which are excluded from light vehicle sales, were also strong during the quarter, up 52 percent compared with third quarter 2010.  Year-to-date, the Company's shipments of light vehicle tires decreased 0.9 percent, compared with an industry decrease of 0.5 percent.

The segment's operating profit was $17 million for the third quarter, or 2.3 percent of net sales. This is a decrease of $38 million compared with the same period in 2010.  Favorable pricing and mix of $75 million were more than offset by $123 million of higher raw material costs.  Selling, general and administrative costs were $6 million lower than a year ago.  Restructuring costs were lower by $4 million and higher volumes improved results by $1 million.  Other costs decreased by $3 million.  Manufacturing costs, including curtailment costs, increased by $4 million.

For the nine months ended Sept. 30, 2011, the segment reported $2.08 billion of net sales and $43 million of operating profit, compared with $1.75 billion and $88 million for the same period of 2010.

International Tire Operations

The Company's International Tire Operations reported $422 million in net sales, an increase of $97 million, or 30 percent, compared with the third quarter of 2010.  The increase reflected positive price and mix and higher volumes.  The segment shipped 2.3 percent more units than the same quarter in 2010, including intra-segment shipments. Asian sales volumes increased by 2.2 percent, including intercompany shipments, while European sales volumes increased by 12.4 percent.

The segment's operating profit increased by $9 million, to $30 million, or 7.2 percent of net sales in the third quarter of 2011, from $21 million, or 6.3 percent, in the third quarter of 2010. Favorable price and mix of $81 million more than offset higher raw material costs of $71 million.  Higher volumes improved results by $4 million.  Manufacturing cost changes lowered results by $2 million.  Currency charges and other costs were unfavorable by $3 million compared to the prior year.

For the nine months ended Sept. 30, 2011, the segment reported $1.18 billion of net sales and $74 million of operating profit compared with $931 million and $64 million for the same period of 2010.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, "We were able to show improvement in our margins during the third quarter even with the persistent challenges of high raw material costs and sluggish demand in key markets and product lines where we have significant exposure.  Our sales growth resulted in the Company's first quarter with over $1 billion of sales.

"We have been receiving great feedback on recently launched products, with our highly popular Discoverer A/T3 tire earning a best buy rating from a leading consumer products magazine.  This follows excellent reviews earlier in the year of our Cooper Zeon RS3-A ultra-high performance tire. Commercial truck tire sales continue to grow, driven by the success of the Roadmaster product line in North America. As we continue to strengthen our product portfolio, the Company will grow in premium and other product lines, helping to balance our exposure to broadline tires.  We continue to believe that pent-up demand for broadline tires exists, although it is difficult to predict exactly when that demand will manifest.

"Raw materials have shown signs of stabilizing, but these costs remain at elevated levels and are inherently volatile. We believe the Company's raw material index will decline sequentially by less than 5 percent from the third quarter to the fourth quarter.

"Our manufacturing costs were higher during the quarter compared with the same period a year ago, primarily as a result of manufacturing at below optimum levels for cost absorption as we adjusted production downward to maintain appropriate inventory levels while producing a more premium product mix.  While we are never pleased with an increase in manufacturing costs we have demonstrated in recent years an ability to reduce these costs while delivering high quality products.  We continue to believe meaningful results will be yielded from our focus in this important area over the next couple of years.

"To summarize, we continue to see progress and positive signs in many parts of our business.  These include the excellent reaction to our products around the globe and the continued development of our manufacturing footprint.  The success of our efforts to strengthen the business has positioned us to benefit in the future and improve shareholder returns."

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern Time.  Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s website at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (Cooper) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies, located in 10 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Available Information

We webcast our earnings calls and certain events we participate in or host on the investor relations portion of our website, http://coopertire.com/investors.aspx.  We also make available on our website free of charge a variety of information for investors.  Our goal is to maintain the investor relations portion of the website as a portal through which investors can easily find or navigate to pertinent information about us, including:
•
our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the Securities and Exchange Commission (“SEC”);

•	information on our business strategies, financial results and selected key performance indicators;
•	announcements of our participation at investor conferences and other events;
•	press releases on quarterly earnings, product and service announcements and legal developments;
•	corporate governance information; and
•	other news and announcements that we may post from time to time that investors might find useful or interesting.

The content of our website is not intended to be incorporated by reference into this press release or in any report or document we file with or furnish to the SEC, and any references to our website is intended to be inactive textual references only.

Forward-Looking Statements

This press release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,”  “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	the failure to achieve expected sales levels;
•	the impact of labor problems, including a work stoppage at the Company or at one or more of its large customers or suppliers;
•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	consolidation among the Company's competitors or customers;
•	technology advancements;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest or foreign exchange rates;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the inability to recover the costs to develop and test new products or processes;
•	the risks associated with doing business outside of the United States;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory initiatives;
•	litigation brought against the Company including products liability;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	inability to adequately protect the Company’s intellectual property rights;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	inability to use deferred tax assets;
•	changes to tariffs on certain tires imported into the United States from the People's Republic of China or the imposition of new tariffs or trade restrictions;
•	and changes in the Company’s relationship with joint-venture partners.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow…)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2010	2011	2010	2011

Net sales	$882,942	$1,053,503	$2,441,344	$2,881,672
Cost of products sold	754,695	960,518	2,132,543	2,630,816
Gross profit	128,247	92,985	308,801	250,856

Selling, general and administrative	56,351	45,773	155,230	147,208
Restructuring charges	4,766	-	19,804	-
Operating profit	67,130	47,212	133,767	103,648

Interest expense	9,397	8,953	27,276	27,603
Interest income	(2,166)	(829)	(4,150)	(2,399)
Other income	(719)	124	(1,944)	(5,524)
Income from continuing operations, before income taxes	60,618	38,964	112,585	83,968

Income tax expense	10,309	17,003	19,299	29,083

Income from continuing operations	50,309	21,961	93,286	54,885

Income from discontinued operations, net of income taxes	(1)	-	24,365	-

Net income	50,308	21,961	117,651	54,885

Net income attributable to noncontrolling shareholders' interests	5,710	4,680	17,400	10,407

Net income attributable to Cooper Tire & Rubber Company	$44,598	$17,281	$100,251	$44,478

Basic earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.73	$0.28	$1.24	$0.72
Income from discontinued operations	-	-	0.40	-
Net income available to Cooper Tire & Rubber Company common stockholders	$0.73	$0.28	$1.64	$0.72

Diluted earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.71	$0.27	$1.21	$0.71
Income from discontinued operations	-	-	0.39	-

Net income available to Cooper Tire & Rubber Company common stockholders	0.71	0.27	1.60	0.71

Weighted average shares outstanding (000s):
Basic	61,440	62,266	61,217	62,106
Diluted	62,759	62,842	62,556	63,077
Depreciation	$32,894	$29,478	$91,885	$91,706
Amortization	$495	$336	$1,492	$1,008
Capital expenditures	$29,992	$28,226	$75,040	$111,326

Segment information
Net sales
North American Tire	$647,787	$764,681	$1,754,472	$2,079,441
International Tire	325,200	421,847	930,913	1,180,889
Eliminations	(90,045)	(133,025)	(244,041)	(378,658)

Segment profit (loss)
North American Tire	$54,971	$17,340	$88,253	$42,544
International Tire	20,511	30,442	63,589	73,814
Eliminations	(1,183)	356	(1,650)	(2,377)
Unallocated corporate charges	(7,169)	(926)	(16,425)	(10,333)

******************************
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30
	2010	2011

Assets
Current assets:
Cash and cash equivalents	$347,412	$90,565
Notes receivable	58,633	31,896
Accounts receivable	462,386	554,552
Inventories	370,988	589,862
Other current assets	47,157	24,806
Total current assets	1,286,576	1,291,681

Net property, plant and equipment	836,777	963,512
Goodwill	-	18,674
Restricted cash	2,267	2,434
Intangibles and other assets	113,304	85,272
	$2,238,924	$2,361,573

Liabilities and Equity
Current liabilities:
Notes payable	$138,002	$139,311
Trade payables and accrued liabilities	522,775	591,964
Income taxes	5,091	4,633
Current portion of long-term debt	5,076	26,571
Total current liabilities	670,944	762,479

Long-term debt	325,703	329,556
Postretirement benefits other than pensions	240,457	263,594
Pension benefits	241,168	228,691
Deferred income taxes	-	11,061
Other long-term liabilities	172,474	172,743
Redeemable noncontrolling shareholders' interests	65,603	76,578
Equity	522,575	516,871
	$2,238,924	$2,361,573

These interim statements are subject to year-end adjustments.